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                                                                      EXHIBIT 8


                    [LETTERHEAD OF FRIDAY, ELDREDGE & CLARK]


                             February ___, 1998



Mr. John Robert Graves
Citizens National Bancshares, Inc.
200 South Elm Street
Hope, AR 72801

         Re: Merger of Citizens National Bancshares, Inc. with and into First United Bancshares, Inc.

Gentlemen:

         You have asked for our opinion regarding certain federal income tax consequences in connection with the proposed merger of Citizens National Bancshares, Inc. (Citizens"), an Arkansas corporation, with and into First United Bancshares, Inc. ("Bancshares"), an Arkansas corporation, pursuant to an Agreement and Plan of Reorganization dated as of September 15, 1997 (the "Merger Agreement"). This opinion is being delivered pursuant to Section 7.03(e) of the Merger Agreement. Capitalized terms not otherwise defined in this opinion shall have then meaning ascribed to such term under the Merger Agreement.

         This opinion is based upon the following factual assumptions:

         (a) Bancshares and Citizens are engaged in the business of operating as bank holding companies under the laws of the State of Arkansas and the federal laws of the United States.

         (b) Upon the effective date of the merger, the shareholders of Citizens (other than Citizens shareholders who exercise dissenters' rights under applicable state law), will receive their pro rata share of 1,570,000 shares of Bancshares voting common stock in exchange for their respective outstanding shares of Citizens common stock. Bancshares will make a cash payment to shareholders of Citizens in lieu of issuing fractional shares of Bancshares common stock based upon the Bancshares Average Price as of the Effective Time of the Merger. Citizens shares of common stock having a value equal to at least fifty percent (50%) of the value of the outstanding shares of Citizens common stock shall be exchanged in the merger solely for Bancshares common stock.

         (c) Citizens presently has, and within the last three (3) years has had, only one class of capital stock outstanding, all of which is common stock having a par value of $2.00 per share.

         (d) Citizens will be merged with and into Bancshares pursuant to laws of the State of Arkansas and the separate existence of Citizens shall cease and Bancshares shall continue as the surviving corporation with all the assets and liabilities of Citizens and Bancshares combined. Bancshares will continue to carry on the business previously conducted by it.

         (e) The Bancshares common stock to be received by the Citizens shareholders in connection with the merger will be voting common stock with all of the rights normally accorded to Bancshares common stockholders.





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         (f)     The merger is being consummated for valid business reasons germane to the business of the parties, separate and apart from tax purposes.

         (g) The fair market value of the Bancshares common stock to be received by each Citizens shareholder will be approximately equal to the fair market value of the Citizens stock surrendered in the exchange.

         (h) There is no plan or intention by the shareholders of Citizens to sell, exchange, or otherwise dispose of a number of shares of Bancshares common stock received in the transaction that would reduce the Citizens shareholders' ownership of Bancshares stock to a number of shares having a value, as of the date of the transaction, of less than 50% of the value of all of the outstanding stock of Citizens as of the same date. For purposes of this assumption, shares of Citizens stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Bancshares stock, will be treated as outstanding Citizens stock on the date of the transaction. Moreover, shares of Citizens stock and shares of Bancshares stock held by Citizens shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this assumption. There will have been no transfers, in the aggregate, of more than fifty percent (50%) of the value of the Citizens stock prior to the effective date of the merger which were made in contemplation of the merger.

         (i) Bancshares has no plan or intention to reacquire any of its stock issued in the transaction.

         (j) Bancshares has no plan or intention to sell or otherwise dispose of any of the assets of Citizens acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in I.R.C. Section 368(a)(2)(C).

         (k) The liabilities of Citizens assumed by Bancshares and the liabilities to which the transferred assets of Citizens are subject were incurred by Citizens in the ordinary course of its business. The assumption by Bancshares of the liabilities of Citizens pursuant to the merger will be for a bona fide business purpose and not for the purpose of avoiding federal income tax. No liabilities of any person other than Citizens shall be assumed by Bancshares in the merger, and none of the shares of Citizens stock surrendered in the merger in exchange for Bancshares stock will be subject to any liabilities.

         (l) Following the transaction, Bancshares will continue the historic business of Citizens or use a significant portion of Citizens's historic business assets in a business.

         (m) Bancshares, Citizens and the shareholders of Citizens will pay their respective expenses, if any, incurred in connection with the transaction.

         (n) There is no intercorporate indebtedness existing between Bancshares and Citizens that was issued, acquired, or will be settled at a discount.

         (o) No two parties to the transaction are investment companies as defined in I.R.C. Section 368(a)(2)(F)(iii) and (iv).

         (p) Citizens is not under the jurisdiction of a court pursuant to a case under Title XI of the United States Code, or a receivership, foreclosure, or other similar proceeding in a federal or state court.

         (q) The fair market value of the assets of Citizens transferred to Bancshares will exceed the sum of the liabilities assumed by Bancshares, plus the amount of liabilities, if any, to which the transferred assets are subject.

         (r) No fractional share interests in Bancshares common stock will be issued in connection with the transaction. The payment of cash in lieu of fractional shares of Bancshares common stock is solely for the purpose of avoiding the expense and inconvenience to Bancshares of issuing fractional shares and does not represent separately bargained-for consideration.

         (s) None of the compensation received by any shareholder-employee of Citizens will be separate consideration for, or allocable to, any of his or her shares of Citizens stock.





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         (t)     None of the shares of Bancshares stock received by any
shareholder-employee of Citizens will be separate consideration for, or allocable to, any employment agreement, and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with the amounts paid to third parties bargaining at arm's length for similar services.

         Based upon the foregoing factual representations and assumptions, and subject to the comments and qualifications expressed herein, we are of the opinion that:

                 1. The proposed merger will constitute a reorganization with the meaning of I.R.C. Section 368(a)(1)(A).

                 2. Citizens and Bancshares will each be "a party to a reorganization" within the meaning of I.R.C. Section 368(b).

                 3. No gain or loss will be recognized by Citizens on the transfer of its assets to Bancshares in exchange for Bancshares common stock and the assumption by Bancshares of the liabilities, if any, of Citizens. I.R.C. Sections 357(a) and 361(a).

                 4. No gain or loss will be recognized by Bancshares upon the receipt of the assets of Citizens in exchange for Bancshares common stock. I.R.C. Section 1032(a).

                 5. The basis of the assets of Citizens acquired by Bancshares will be the same in the hands of Bancshares as the basis of such assets in the hands of Citizens immediately prior to the exchange. I.R.C.
Section 362(b).

                 6. The holding period of the assets of Citizens in the hands of Bancshares will, in each instance, include the period for which such assets were held by Citizens. I.R.C. Section 1223(2).

                 7. No gain or loss will be recognized by the shareholders of Citizens upon the exchange of Citizens common stock solely for Bancshares common stock. I.R.C. Section 354(a)(1).

                 8. The basis of the Bancshares common stock received by the shareholders of Citizens will be the same as the basis of the Citizens stock surrendered in exchange therefor. I.R.C. Section 358(a)(1).

                 9. The holding period of the Bancshares common stock received by the shareholders of Citizens will include the period during which the Citizens stock surrendered in exchange therefor was held, provided the stock of Citizens is a capital asset in the hands of the shareholders of Citizens on the date of the exchange. I.R.C. Section 1223(1).

                 10. Where a shareholder of Citizens dissents to the proposed transaction and receives solely cash in exchange for his stock, such cash will be treated as having been received by the shareholder as a distribution in redemption of such shareholder's stock subject to the provisions and limitations of I.R.C. Section 302. Rev. Rul. 74-515, 1974-2 C.B. 118.

                 11. The payment of cash to Citizens shareholders in lieu of fractional share interests of Bancshares common stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Bancshares. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed subject to the provisions and limitations of I.R.C. Section 302. Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.

         The opinions expressed herein are subject to the following qualifications:

                 (i) We have assumed that the express written terms of the Merger Agreement set forth the entire agreement of the parties with respect to the proposed transaction, and that there are no oral or written statements, representations, agreements, or understandings which modify, amend, or vary any of the terms thereof.





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                 (ii)     This opinion is limited to the matters expressly set
forth herein, and no opinion may be implied or inferred beyond the specific language and scope so stated.

                 (iii) The opinions expressed above regarding tax-free reorganization treatment of the merger assume that the Citizens shareholders have, and will continue following the merger to maintain, a "continuity of interest" in the business of the Citizens, directly through the ownership of Citizens stock prior to the merger, and indirectly through the ownership of Bancshares common stock following the merger. For this purpose, a "continuity of interest" shall mean the ownership of stock having a value, as of the date of the transaction, of 50% or more of the value of all of the formerly outstanding stock of Citizens on such date.

                 (iv) This opinion is based upon the factual assumptions and representations described herein. Accordingly, we shall have no liability in rendering this opinion to the extent it is adversely affected by reason of any such factual assumptions or representations being false or incorrect.

                 (v) This opinion is rendered as of the date hereof and is based upon the current version of the Internal Revenue Code, regulations promulgated thereunder, current rulings of the Internal Revenue Service and applicable case law, and, accordingly, is subject to any changes in such law, regulations, rulings, or judicial decisions occurring after the date of this opinion.

                 (vi) This opinion is provided solely for the benefit of Citizens and the shareholders of Citizens and may not be relied upon by any other person or entity, quoted in whole or in part, filed with any governmental agency, or otherwise referred to or utilized for any other purpose, without, in each instance, or prior written consent. We consent to the use and filing of this opinion in connection with filings to be made with the Federal Reserve Board and Securities and Exchange Commission concerning this transaction and in connection with the disclosure documents to Citizens shareholders with respect to the proposed transaction. In addition, we specifically consent to the use of this opinion as an exhibit to Bancshares's Registration Statement on Form S-4 which is being filed to register the shares of Bancshares common stock to be issued in the proposed transaction, as it may be amended, and consent to such references to our firm as are made therein.

             (vii) This opinion is being furnished as of the date hereof and we have no obligation or duty to update or supplement this opinion by reason of events or changes in applicable law occurring after the date of this letter.

                               Very truly yours,



                               FRIDAY, ELDREDGE & CLARK

FEC/PCG/tsc